EXHIBIT 10.8

Technology Shareholding Cooperation Agreement

Party A: Chen Xianyang  ID number: 350402198312220012

Party B: Beijing Yuanbaofeng Century Agricultural Technology Co., Ltd., legal representative: Chang Tingting

On the basis of equality, voluntariness, mutual benefit and consensus, Party A and Party B reached the agreement on the shareholding of Beijing Yuanbaofeng Century Agricultural Technology Co., Ltd. (hereinafter referred to as the company) in the form of technology contribution, in order to comply with the performance.

Article 1: Party A participates in the company as an intangible asset with its intellectual achievements and technical solutions, such as the production technology and product technology of nervonic acid, and its own biological extraction technology.

Article 2: The existing assets of Party B are:

1. Party B was established in 2012 with a registered capital of 10 million yuan. The existing office space is square meters. The management and operation of the management teams of various functional departments have been perfected. The company has no liabilities;

Article 3: Party A's equity

Party A and Party B shall determine the total value of the above management, technology and process design by RMB 2 million in accordance with the negotiation price. Party A owns the shares after acquiring the shares and acquires 20% of the shares of the company. The remaining 80% of the shares are held by Party B. .

Article 4: Party A shall promptly handle the procedures for transfer of rights, provide relevant technical information, conduct technical guidance, and impart technical know-how so that the technology can be smoothly transferred to the company and be digested by the company.

Article 5: After the technical achievements are acquired, Party A obtains the status of shareholders, and its technology is owned by the company.

Article 6: After the signing of this agreement, the shares owned by the company in the form of fairness have the same legal benefits as the shares of the industrial and commercial department.

Article 7: The term of this agreement and the restrictions on the pledge, transfer and gift of the company's equity by both parties are separately stipulated in the Articles of Association.

Article 8: Both Party A and Party B are committed to abide by the company system and to exert their specialties, perform duties and exercise their powers within the scope of their respective posts.

Article 9: Party A promises to clearly understand the company's creditor's rights and debts at the time of signing this agreement, and recognizes that the aforementioned creditor's rights and debts are included in the company's future profit and loss financial statements for financial accounting.

Article 10: Party A's rights and obligations

1. Party A shall enjoy the statutory rights of 20% of the shares in accordance with the proportion of capital contribution, and will not enjoy the company's wages and benefits. Until the company is listed, the technical president's salary will be issued according to the salary structure of the listed company.

2. Party A is the technical director of the company and is responsible for the company's products including but not limited to research and development, production and technical guidance.

3. Party A guarantees that it has legal ownership of the technology of the shareholding and guarantees that no infringement dispute will arise after these technologies are put into Party B, otherwise Party B shall bear full responsibility. Party A also guarantees the advancement and feasibility of its shareholding technology and technical background in the same industry.

4. Party A (including Party A's immediate family members, the same below) may not engage in other positions or engage in similar or competitive business with the company in any name without the consent of Party B during the company and within   5 years after leaving the company. The business does not work in any name to establish a business that is similar to or operates in a competitive business.

Party A shall not leak, disclose or use the company's technical achievements (including the technology of Party A's shareholding), trade secrets or other intellectual property rights for free or for free. Under the premise of observing the confidentiality system, Party A's use and disclosure of the company's interests within the company is not subject to this limitation.

5. Party A as a shareholder shall enjoy the rights as stipulated by the law, including requesting to view the financial accounts at any time, and pay dividends according to the prescribed shares.

6. In order to maintain the stability of the company, after five years after the signing of this agreement, Party A will pledge, transfer or donate its equity to a third party due to personal needs, and Party B has the right of first refusal under the same conditions.

Article 11: Party B's rights and obligations

Party B is responsible for the operation and capital operation of the entire company.

Article 12: In accordance with the company's articles of association, if the company needs to make additional investment by voting at the shareholders' meeting or if it needs to make up losses due to losses incurred by the operation, Party B shall bear the capital contribution.

Article 13: Liability for breach of contract

1. Party A is responsible for product development and Party B provides all operational funding support and is responsible for the overall operation of the company, which is the basis for cooperation between the two parties. The following actions constitute a fundamental breach:

（1） Party B or Party A violates the non-competition provisions, or the company's technical achievements (including the technology of Party A's shareholding), trade secrets or other intellectual property rights are leaked, disclosed or used by others, or unauthorized use of the company's use, resulting in Lost by the company;

（3）Party A refuses to provide technical guidance or stop technical research and development without the company's consent;

2. Default treatment

If either party violates the non-competition provisions, or leaks, discloses or uses the company’s technical achievements, trade secrets or other intellectual property rights, or uses the company’s use without any benefit, the company’s losses are difficult to calculate, and One party will pay a breach of contract of RMB 200,000, and the other party can cancel the contract at the same time. In the case of infringement of the company, the company has the right to pursue responsibility for 30% of the sales of the infringing products.

Article 14: Intellectual Property

During the cooperation period and within 5 years after the withdrawal of cooperation, Party A's inventions, utility models, designs, development products and related intellectual property rights of the company's related products during the cooperative operation belong to the company's job achievements or trade secrets, and its intellectual property rights are Belongs to the company. In the case of violation of the competition prohibition for research and development, the intellectual property of the new results belongs to the company.

Article 15: Other

（1.）The parties to the outstanding issues may agree otherwise through the Articles of Association or the signing of the Supplemental Agreement. The Articles of Association and the Supplemental Agreement shall enter into force together with this Agreement. If the Articles of Association stipulates that it is different from this Agreement, this Agreement shall prevail. In the event of a conflict between the terms of the agreement and the terms of the supplemental agreement, the supplemental agreement shall prevail;

（2.）In the course of the implementation of this agreement, the parties shall resolve the dispute through negotiation. If no agreement can be reached, either party may file a lawsuit with the People's Court of Chaoyang District, Beijing.

（3.）This Agreement is made in two copies, one for each Party A and Party B, effective from the date of signature or seal by both parties.

Party A (signature):

Party B (seal):

Date: June 1, 2017

Date: June 1, 2017